SCOTT W. LINDSAY
ARIZONA CERTFIED GENERAL REAL ESTATE APPRAISER NO. 30292
P.O. BOX 456
DEWEY, ARIZONA 86327

CONSENT OF REAL ESTATE APPRAISER

I hereby consent to the use by Searchlight Minerals Corp. in connection with its Amendment No. 4 to the Registration Statement on Form S-1/A to be filed with the United States Securities and Exchange Commission, and related prospectus, and any amendments or supplements thereto (the "Registration Statement"), of our findings included in our reports (“the Reports” ) as noted below:

1.)
“Restricted Appraisal of A Commercial Property (Transylvania Parcel L) Located at: 919-921 North Main Street Clarkdale, Yavapai County, Arizona” dated as of August 4, 2007 with a valuation date of January 18, 2007 (the "Report").

2.)
“Restricted Appraisal of An Essentially Vacant Property (Transylvania Parcels A, B, D, E, F, G & H) Located Near Clarkdale, Yavapai County, Arizona” dated as of August 27, 2007 with a valuation date of December 31, 2006 (the "Report").

3.)
“Restricted Appraisal of A Mixed Use Industrial/Mining Property (Transylvania Parcel C) Located At: 500 Luke Lane Clarkdale, Yavapai County, Arizona” dated as of August 20, 2007 with a valuation date of March 22, 2007 (the "Report").

I also consent to all references to me in the prospectus contained in such Registration Statement, including under the heading "Experts".

I hereby certify that I have read the Registration Statement and I have no reason to believe that there are any misrepresentations in the information contained therein that is derived from the Reports as a result of our providing the Reports or that is within our knowledge as a result of the preparation of these Reports.

SCOTT W. LINDSAY

/s/ Scott W. Lindsay
Per: Scott W. Lindsay
Arizona Certified General Real Estate Appraiser No. 30292

July 16, 2008
Date